SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 SCHEDULE 13G/A
                                 (RULE 13D-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b) (c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                                (AMENDMENT NO. 1)


                               Halliburton Company
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                                (NAME OF ISSUER)


                                  Common Stock
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                         (TITLE OF CLASS OF SECURITIES)


                                    406216101
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                                 (CUSIP NUMBER)


                                 March 17, 2005
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             (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

|_| Rule 13d-1(b)
|X| Rule 13d-1(c)
|_| Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 406216101                    13G/A                         Page 2 of 5
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1.     NAME OF REPORTING PERSON:

       DII Industries, LLC Asbestos PI Trust

       S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: 20-2111454
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2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |_|
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3.     SEC USE ONLY

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4.     CITIZENSHIP OR PLACE OF ORGANIZATION:

       Pennsylvania
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                               5.     SOLE VOTING POWER

          NUMBER OF                   0
                               -------------------------------------------------
           SHARES              6.     SHARED VOTING POWER

        BENEFICIALLY                  0
                               -------------------------------------------------
        OWNED BY EACH          7.     SOLE DISPOSITIVE POWER

          REPORTING                   0
                               -------------------------------------------------
         PERSON WITH           8.     SHARED DISPOSITIVE POWER

                                      0
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9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

       0
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10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                             |_|
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11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       0%
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12.    TYPE OF REPORTING PERSON*

       OO
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*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 406216101                    13G/A                         Page 3 of 5

This Amendment No. 1 to Schedule 13G is being filed to report the reporting person's agreement to sell 59,500,000 shares of common stock of the Issuer in a firm commitment underwritten offering pursuant to the Underwriting Agreement, dated as of March 17, 2005, by and among DII Industries, LLC Asbestos PI Trust, Halliburton Company, J.P. Morgan Securities Inc., Goldman, Sachs & Co. and Citigroup Global Markets Inc., as representatives of the several Underwriters named in Schedule I thereto. Such sale is expected to close on March 23, 2005.

ITEM 1.     (A)   NAME OF ISSUER: Halliburton Company
            (B)   ADDRESS OF ISSUER'S  PRINCIPAL  EXECUTIVE  OFFICES:  5 Houston
                  Center, 1401 McKinney, Suite 2400, Houston, TX 77010

ITEM 2.     (A)   NAME OF PERSON FILING: DII Industries, LLC Asbestos PI Trust
            (B)   ADDRESS OF PRINCIPAL  BUSINESS OFFICE OR, IF NONE,  RESIDENCE:
                  2716 Lee St., Suite 500, Greenville, TX 75401
            (C)   CITIZENSHIP:  Trust  governed  by the  laws  of the  State  of
                  Pennsylvania
            (D)   TITLE OF CLASS OF SECURITIES: Common Stock
            (E)   CUSIP NUMBER: 406216101

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b), OR (c), CHECK WHETHER THE PERSON FILING IS A:

            NOT APPLICABLE

ITEM 4.     OWNERSHIP.

            (a)   Amount beneficially owned: 0
            (b)   Percent of class: Not Applicable
            (c)   Number of shares as to which such person has:
                  (i)   Sole power to vote or to direct to the vote: 0
                  (ii)  Shared power to vote or to direct the vote: 0
                  (iii) Sole power to dispose or to direct the disposition of: 0
                  (iv)  Shared power to dispose or to direct the disposition of:
                        0

ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

            If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following |X|.

ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

            NOT APPLICABLE

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

            NOT APPLICABLE

CUSIP No. 406216101                    13G/A                         Page 4 of 5

ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

            NOT APPLICABLE

ITEM 9.     NOTICE OF DISSOLUTION OF GROUP.

            NOT APPLICABLE

ITEM 10.    CERTIFICATION.

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 406216101                    13G/A                         Page 5 of 5

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                         March 21, 2005
                                               ---------------------------------
                                                              Date

                                           DII Industries, LLC Asbestos PI Trust


                                           By:          /s/ Alan Kahn
                                               ---------------------------------
                                                          Signature

                                                 Alan Kahn, Managing Trustee
                                               ---------------------------------
                                                         Name/Title